EXHIBIT 99.1

Vical Reports First Quarter 2018 Financial and Operational Results

SAN DIEGO, May 03, 2018 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended March 31, 2018. Net loss for the first quarter of 2018 was $6.3 million, or $0.29 per share, compared with a net loss of $2.8 million, or $0.25 per share, for the first quarter of 2017. Revenues for the first quarter of 2018 were $0.7 million, compared with revenues of $3.2 million for the first quarter of 2017, reflecting revenues from Astellas Pharma Inc. for services performed under ASP0113 collaborative agreements.

Vical had cash and investments of $58.3 million at March 31, 2018. The Company’s cash burn for the first quarter of 2018 was $4.6 million, which was consistent with the Company’s full year 2018 guidance of between $20 million and $24 million.

Program updates include:

VCL-HB01 HSV-2 Therapeutic Vaccine

  Vical expects to announce top-line results from a Phase 2 study of its HSV-2 therapeutic vaccine during the second quarter of 2018. The last subject in the study has now completed nine months of surveillance; the primary endpoint of annualized recurrence rate will be calculated based on recurrences that are both clinically- and virologically-confirmed. This endpoint provides important information on the number of genital lesion recurrences over time in this chronic disease setting and is clinically meaningful for both patients and treating physicians. The Phase 2 study is being conducted in HSV-2 seropositive healthy adult subjects, 18 to 50 years of age who are randomized 2:1 to receive either vaccine or placebo.

VL-2397 Antifungal Drug

  During the first quarter of 2018, Vical initiated a Phase 2 trial comparing VL‑2397 to standard first-line treatment for invasive aspergillosis in immunocompromised adults with acute leukemia or recipients of an allogeneic hematopoietic cell transplant (ClinicalTrials.gov Identifier: NCT03327727). The Company intends to conduct the trial in approximately 40 major cancer and transplantation centers in North America, Europe and Asia. The FDA has advised that VL‑2397 would be eligible for a Limited Use Indication (LUI) approval for the treatment of invasive aspergillosis for patients with limited treatment options. The FDA has also granted Vical Qualified Infectious Disease Product (QIDP), Orphan Drug and Fast Track designations for VL‑2397 for the treatment of invasive aspergillosis. Only one new class of antifungal therapy has been approved in the last 30 years. VL-2397 has a novel mechanism of antifungal action and could be the first therapeutic in a new class of antifungals. VL-2397 was isolated from a leaf litter fungus in a Malaysian national park, and was in‑licensed from Astellas in 2015.

Hepatitis B Virus (HBV) Therapeutic Drug

  The Company is pursuing preclinical development of a novel treatment for chronic HBV infection based on its DNA and lipid-delivery technologies. The initial aim of this program will be to demonstrate proof of concept for inhibiting HBV infection in an in vivo model. This preclinical development effort is being conducted in collaboration with Vical’s partner, AnGes, Inc. of Osaka, Japan.

Vical will conduct a conference call and webcast today, May 3, at noon Eastern Time, to discuss the Company’s financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (323)794-2567 (preferred), or (888)278-8469 (toll-free), and reference confirmation code 1443635. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719)457-0820 (preferred) or (888)203-1112 (toll-free) and enter replay passcode 1443635. The webcast will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858)646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, including antiviral and antifungal candidates in clinical development. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, as well as timing for potential regulatory submissions, and potential benefits of Vical’s product candidates. Risks and uncertainties include whether Vical or others will continue development of VCL-HB01, VL-2397 or any other independent or collaborative programs; the risk that the FDA does not grant LUI approval of VL-2397 following the results of Vical’s Phase 2 clinical trial; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory approvals, allowances or guidance necessary to commercialize any product or to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials or regulatory submissions will be initiated or completed on the timelines Vical currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended
Statements of Operations	March 31,
(in thousands, except per share amounts)	2018	2017
Revenues:
Contract revenue	$706	$2,901
License and royalty revenue	10	304
Total revenues	716	3,205
Operating expenses:
Research and development	3,664	3,300
Manufacturing and production	1,436	1,309
General and administrative	2,117	1,509
Total operating expenses	7,217	6,118
Loss from operations	(6,501)	(2,913)
Net investment and other income	231	89
Net loss	$(6,270)	$(2,824)
Basic and diluted net loss per share	$(0.29)	$(0.25)
Weighted average shares used in computing
basic and diluted net loss per share	21,828	11,101

Balance Sheets	March 31,	December 31,
(in thousands)	2018	2017
Assets:
Cash, cash equivalents, and marketable
securities, including restricted	$56,116	$60,691
Other current assets	1,445	15,626
Total current assets	57,561	76,317
Long-term investments	2,176	2,209
Property and equipment, net	562	606
Other assets	1,075	1,362
Total assets	$61,374	$80,494

Liabilities and stockholders' equity:
Current liabilities	$3,156	$16,917
Stockholders' equity	58,218	63,577
Total liabilities and stockholders' equity	$61,374	$80,494

Contacts:         Andrew Hopkins                                            Anthony Ramos
                        (858) 646-1127                                              Vice President and Chief Financial Officer
                        Website:  www.vical.com